Exhibit 3.3

CERTIFICATE OF ELIMINATION OF

SERIES C PREFERRED STOCK

Fortress Biotech, Inc.

November 7, 2017

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

Fortress Biotech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock designated Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on May 26, 2011, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).

2.                  That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.                  That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on May 26, 2011, the Company authorized the issuance of a series of preferred stock designated Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT RESOLVED, that as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation;

FURTHER RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

4.                  That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, Fortress Biotech, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer as of the date first written above.

Fortress Biotech, Inc.

By:	/s/ Lindsay A. Rosenwald, M.D.
Name:	Lindsay A. Rosenwald, M.D.
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Certificate of Elimination of Series C Preferred Stock]